OPERATING AGREEMENT

AMONG

RESIN SYSTEMS INC.,

RESIN SYSTEMS INTERNATIONAL LTD.,

EURO-PROJECTS (LTTC) LTD.,

(OPERATING AS THE RSG/EPL JOINT VENTURE)

AND

RS TECHNOLOGIES INC

TABLE OF CONTENTS

Article 1  DEFINITIONS.

Article 2  EFFECTIVE DATE AND TERM

  2.1 Term

  2.2 Termination.

  2.3 Final Distributions.

Article 3 DUTIES AND OBLIGATIONS OF OPERATOR

  3.1 Duties

  3.2 Obligations

Article 4 EMPLOYEES OF THE OPERATOR

  4.1 Employees of the Operator

  4.2 Contract Awards

Article 5 FEE STRUCTURE

  5.1 Fee Structure

Article 6 SETTLEMENT OF CLAIMS AND LAWSUITS

6.1

Settlement of Claims and Lawsuits.

Article 7 LIMITATION ON LIABILITY OF THE OPERATOR

  7.1 Limitation of Liability

  7.2 Indemnity

Article 8 INSURANCE OBTAINED BY THE OPERATOR.

  8.1 Insurance Obtained by the Operator.

Article 9 REMOVAL OF THE OPERATOR

  9.1 Removal of the Operator

  9.2 Material Breach

Article 10 BUSINESS PLAN AND BUDGETS

  10.1 Business Plan and Budgets

  10.2 Preparation

  10.3 Cost Estimates

  10.4 Approval and Revisions

Article 11 RELATIONSHIP OF JOINT VENTURE PARTICIPANTS AND TAX

  11.1 Relationship of Joint Venture Participants

  11.2 Income Tax Reporting

Article 12 CONFIDENTIAL INFORMATION

  12.1 Confidential lnformation.

Article 13 FORCE MAJEURE.

  13.1 Obligations

Article 14 NOTICES.

  14.1 Notices

Article 15 DISPUTE RESOLUTION

  15.1 Consultation and Arbitration

  15.2 Injunctive Relief

Article 16 GENERAL PROVISIONS.

  16.1 Conflicts of Interest

  16.2 Waiver

  16.3 Severance of Invalid Provisions

  16.4 Headings

  16.5 Singular and Plural

  16.7 Counterpart Execution

  16.8  Entirety

  16.9 Governing Law

OPERATING AGREEMENT

THIS AGREEMENT is made as of the Effective Date

AMONG:

Resin Systems International Ltd. a company incorporated in Barbados

(hereinafter referred to as RSI); Resin Systems Inc. a company incorporated in Alberta, Canada) (hereinafter referred to as "Resin Canada"), Euro

Projects (LTTC) Ltd., a company incorporated under the laws of England and Wales (hereinafter referred to as "EPL") (the foregoing Parties operating as the RSG/EPL Joint Venture and hereby collectively referred to hereinafter as the "Joint Venture Participants")

OF THE FIRST PART

-and-

RS Technologies Inc., a company incorporated in Alberta, Canada,

(hereinafter referred to as the "Operator")

OF THE SECOND PART

The companies named above may sometimes individually be referred to as the

"Party" and collectively as the "Parties".

WITNESSETH:

WHEREAS, the Joint Venture Participants have entered into a joint venture arrangement (the "Joint Venture") according to the terms of a Joint Venture Agreement dated ___________________, 2003 (hereinafter referred to as the "JVA");

AND WHEREAS the Joint Venture Participants wish to engage the Operator to conduct the day to day operations of the Joint Venture under the strategic direction and control of the Joint Venture Participants, pursuant to the terms of this Agreement;

AND WHEREAS, the Parties desire to define their respective rights and obligations with respect to the operation of the Joint Venture under this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements and obligations set out below and to be performed, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

As used in this Agreement, capitalized words and terms set forth below or elsewhere in this Agreement, including the recitals, shall have the meaning ascribed to them:

"Affiliate" means a company, partnership or other legal entity which controls, or is controlled by, or which is controlled by an entity which controls, a Party. Control means the ownership directly or indirectly a majority of the voting rights in a company, partnership or other legal entity.

"Agreement" means this agreement, together with any Exhibits attached to this agreement,

and any

extension, renewal or amendment hereof agreed to in writing by the Parties.

"Budget" means a work program for Joint Venture Operations and budget therefor as described and approved in accordance with Article 10.

"Business Day" means a day on which the banks in Calgary, Alberta are customarily open for business.

"Business Plan" means the written business plan setting out long term goals, strategy and estimated financial requirements of the Joint Venture.

"Calendar Year" means a period of twelve (12) months commencing with January 1 and ending on the following December 31 according to the Gregorian Calendar.

"Day" means a calendar day unless otherwise specifically provided.

"Effective Date" means the date this Agreement comes into effect as stated in Article 2.

"Force Majeure" means unforeseen circumstances beyond the reasonable control of the Parties.

"Government" means the government of any country in which the Joint Venture operates or to whom the Joint Venture Participants, either individually or through the Operator, would have any reporting obligation.

"Gross Negligence" means any act or failure to act (whether sole, joint or concurrent) by any person or entity which was intended to cause, or which was in reckless disregard of or wanton indifference to, harmful consequences such person or entity knew, or should have known, such act or failure would have on the safety or property of another person or entity.

"IPR License" means the license agreement for the Technologies between EPL, Resin Canada and

RSI dated ___________, 2003.

"Joint Venture Account" means the accounts including bank and brokerage accounts maintained by the Operator solely for the benefit of the Joint Venture Participants for Joint Venture Operations.

"Joint Venture Operations" means those operations and activities carried out by the Operator pursuant to this Agreement, the costs and benefits of which are chargeable and attributable to the

Joint Venture Participants in accordance with the JVA.

"Management Committee" means the committee of designates appointed by the Joint Venture

Participants and charged with strategic planning for and with executing and overseeing all tasks related to the operation of the Joint Venture in accordance with the JVA.

"Material Breach" means any substantial breach of any term of this Agreement taking into consideration all relevant circumstances including the nature and financial consequences of the breach.

"Participating Interest" means the percentage interest of each Joint Venture Participant in the rights and obligations derived from the Joint Venture according to the JVA.

"Technology or Technologies" shall have the meaning ascribed to it in the JVA.

ARTICLE 2

EFFECTIVE DATE AND TERM

2.1

Term

This Agreement shall have effect from the ____ day of _____________, 2003 and shall continue in effect until the JVA terminates and all materials, equipment and personal property used in connection with the Joint Venture Operations have been removed and disposed of, and final settlement has been made among the Joint Venture Participants.

2.2

Termination

Articles 2.3, 15 and 16.9 shall remain in effect until all obligations, claims, arbitrations and lawsuits have been settled or otherwise resolved.

2.3

Final Distributions

In the event of termination of the JVA pursuant to Section 8.3(a) therein, the non-breaching Joint Venture Participants shall be entitled to instruct the Operator to withhold any final distributions or other monies payable to the breaching Joint Venture Participants, and the Operator shall obey such instructions until any damages caused by such breach have been determined, quantified and deducted from the breaching Party's final distribution.

ARTICLE 3

DUTIES AND OBLIGATIONS OF OPERATOR

3.1

 Duties

The Parties agree that the Operator has been engaged to carry out the day to day operations of the Joint Venture under the strategic direction and control of the Management

Committee.  The applicable duties shall include, without limitation, the following:

(a)

participating in the preparation of the Business Plan and providing input to the Management

Committee in the preparation of each Budget, including providing estimates on anticipated expenses associated with the commercial exploitation of the Technology under each Budget;

(b)

carrying out the commercial exploitation of the Technologies according to any manufacturing sublicense granted by Resin Canada and/or RSI according to the terms of the IPR Licence,

the relevant Budget and as otherwise directed by the Management Committee;

(c)

protecting and preserving the title and interest of the Joint Venture Participants with respect to their interests in the Joint Venture;

(d)

negotiating as directed by the Management Committee and having prepared for execution all agreements required for and on behalf of the Joint Venture;

(e)

paying, before delinquency and prior to the addition thereto of interest or penalties, all taxes,

assessments, rents and other impositions attributable to activities conducted on behalf of the

Joint Venture Participants, but excluding any taxes payable in respect to the income of any

Joint Venture Participant by any Government;

(f)

keeping all books of account and other records required by the Joint Venture Participants according to generally accepted accounting principles;

(g)

preparing and delivering to the Joint Venture Participants monthly reports of the state of the business and affairs of the Joint Venture delivered within thirty (30) days after the end of each month, which reports shall include at least an operating statement and a narrative report;

(h)

coordinating the services of all labour pursuant to Article 4;

(i)

paying all debts and other obligations associated with the conduct of the Joint Venture from the

Joint Account, including the costs of Joint Venture Operations and maintenance of any manufacturing facilities used by the Joint Venture;

(j)

maintaining all funds of the Joint Venture in the Joint Account opened in a bank approved by the Management Committee, and not commingling any Joint Venture monies with any other monies whatsoever;

(k)

making distributions periodically from the Joint Account to the Joint Venture Participants in accordance with the JVA;

(l)

promptly complying with all present and future laws, ordinances, orders, rules, regulations and requirements of all Governments;

(m)

on behalf of the Joint Venture Participants, supervising all matters coming within the terms of this Agreement, and approving bills for payment and in that connection obtaining necessary receipts, releases, waivers, discharges and assurances to keep the Joint Venture assets free from all claims;

(n)

maintaining, managing and operating the business of the Joint Venture in an efficient manner and at all times maintaining an organization sufficient to enable it to carry out all its duties,

obligations and functions; and

(o)

performing any other obligations provided elsewhere in this Agreement or as otherwise directed by the Management Committee from time to time.

3.2

Obligations

In the conduct of Joint Venture Operations the Operator shall:

(a)

perform Joint Venture Operations in accordance with the provisions of this Agreement and at the direction of the Management Committee where not in conflict with this Agreement;

(b)

conduct all Joint Venture Operations in a diligent, safe and efficient manner in accordance with good and prudent manufacturing and distributing practices and principles generally followed by similar operating entities engaged for similar purposes;

(c)

acquire all permits, consents and approvals that may be required for or in connection with the conduct of Joint Venture Operations;

(d)

upon receipt of reasonable advance notice, permit the representatives of any of the Joint

Venture Participants to have at all reasonable times and at their own risk and expense reasonable access to the Joint Venture Operations with the right to observe all such Joint

Venture Operations and to conduct financial audits;

(e)

have, in accordance with the prior decisions of the Management Committee, the right and obligation to act on behalf of the Joint Venture Participants in all dealings with third parties with respect to matters arising under Joint Venture Operations; and

(f)

take all necessary and proper measures for the protection of life, health, the environment and property in the case of an emergency; provided, however, that the Operator shall immediately notify the Management Committee of the details of such emergency and measures.

ARTICLE 4

EMPLOYEES OF THE OPERATOR

4.1

Employees of the Operator

Subject to this Agreement and the direction of the Management Committee, the Operator shall determine the number of employees, the selection of such employees, the hours of work and the compensation to be paid all such employees in connection with Joint Venture Operations.

4.2

Contract Awards

The Operator shall award any contract to the best qualified contractor as determined by cost and ability to perform the contract without the obligation to tender and without informing or seeking the approval of the Management Committee, except that before entering into contracts exceeding Five Million U.S. dollars (U.S. $5,000,000), the Operator shall obtain the approval of the Management Committee.

ARTICLE 5

FEE STRUCTURE

5.1

Fee Structure

The Operator shall be paid a reasonable fee representing the fair market value of the services delivered hereunder. The Parties have agreed that the Operator's fee shall be calculated as the Operator's cost (including all general and administrative cost) of delivering the services, plus 7%.

ARTICLE 6

SETTLEMENT OF CLAIMS AND LAWSUITS

6.1

Settlement of Claims and Lawsuits

The Operator shall promptly notify the Management Committee of any and all material claims or suits and such other claims and suits as may direct which arise out of Joint Venture Operations or relate in any way to Joint Venture Operations.

Subject to the contrary unanimous decision of the Management Committee, each Joint Venture Participant shall have the right to be represented by its own counsel at its own expense in the settlement, compromise or defense of such claims or suits.

ARTICLE 7

LIMITATION ON LIABILITY OF THE OPERATOR

7.1

Limitation of Liability

Except as set out in this Article 7.1, NEITHER THE OPERATOR NOR ANY OTHER INDEMNITEE (AS DEFINED BELOW) SHALL BEAR ANY DAMAGE, LOSS, COST, EXPENSE OR LIABILITY RESULTING FROM PERFORMING (OR FAILING TO PERFORM) THE DUTIES AND FUNCTIONS OF THE OPERATOR, AND THE INDEMNTTEES ARE HEREBY RELEASED FROM LIABILITY TO THE JOINT VENTURE PARTICIPANTS FOR ANY AND ALL DAMAGES, LOSSES, COSTS, EXPENSES AND LIABILITIES ARISING OUT OF, INCIDENT TO OR RESULTING FROM SUCH PERFORMANCE OR FAILURE TO PERFORM ITS DUTIES RELATING TO THE JOINT VENTURE OPERATIONS, OTHER THAN IF AS A RESULT OF THE GROSS NEGLIGENCE OF THE INDEMNITTEE.

7.2

Indemnity

THE JOINT VENTURE PARTICIPANTS PARTIES SHALL IN PROPORTION TO THEIR PARTICIPATING INTERESTS DEFEND AND INDEMNIFY OPERATOR AND ITS AFFILIATES, AND THEIR RESPECTIVE OFFICERS AND DIRECTORS (COLLECTIVELY, THE "INDEMNITTEES"), FROM ANY AND ALL DAMAGES, LOSSES, COSTS, EXPENSES (INCLUDING EXPENSES AND REASONABLE LEGAL COSTS) AND LIABILITIES INCIDENT TO CLAIMS, DEMANDS OR CAUSES OF ACTION BROUGHT BY OR ON BEHALF OF ANY PERSON OR ENTITY, WHICH CLAIMS, DEMANDS OR CAUSES OF ACTION ARISE OUT OF, ARE INCIDENT TO OR RESULT FROM JOINT VENTURE OPERATIONS, OTHER THAN IF AS A RESULT OF THE GROSS NEGLIGENCE OF THE INDEMNITTEE

ARTICLE 8

INSURANCE OBTAINED BY THE OPERATOR

8.1

Insurance Obtained by the Operator

The Operator shall procure and maintain or cause to be procured and maintained for the benefit of the Joint Venture Participants all insurance, including intellectual property infringement insurance, in the types and amounts determined by the Management Committee.  Any such insurance shall be included as an operating expense of the Joint Venture.

ARTICLE 9

REMOVAL OF THE OPERATOR

9.1

Removal of the Operator

The Operator shall be removed upon receipt of notice from the Management Committee if:

(a)

an order is made by a court or an effective resolution is passed for the reorganization under any bankruptcy law, dissolution, liquidation, or winding up of the Operator-,

(b)

the Operator dissolves, liquidates, is wound up, or otherwise terminates its existence;

(c)

the Operator becomes insolvent, bankrupt or makes an assignment for the benefit of creditors; or

(d)

a receiver is appointed for a substantial part of the Operator's assets.

9.2

Material Breach

The Operator may be removed by the unanimous decision of the Joint Venture

Participants if the Operator has committed a Material Breach of this Agreement and has either failed to commence to cure that breach within thirty (30) Days of receipt of a notice from Joint Venture

Participants detailing the alleged breach or failed to diligently pursue the cure to completion.

ARTICLE 10

BUSINESS PLAN AND BUDGETS

10.1

Business Plan and Budgets

Operator shall deliver to the Management Committee for approval a proposed Business Plan and Budget detailing the Joint Venture Operations to be performed for the period detailed therein.  Within fourteen (14) Days of such delivery, the Management Committee shall meet to consider and to endeavour to agree on the Business Plan and Budget.

10.2

Preparation

During the preparation of the proposed Business Plan and Budget contemplated in this Article 9, the Operator shall consult with the Management Committee as to the contents thereof.

10.3

Cost Estimates

Each Budget submitted by the Operator shall contain an itemized estimate of the costs of Joint Venture Operations and all other expenditures to be made for the Joint Venture Account for the Budget in question and shall, inter alia:

(a)

include such reasonable information regarding the Operator's allocation procedures and estimated manpower costs as the Management Committee may determine;

(b)

comply with the requirements of this Agreement.

10.4

Approval and Revisions

Any approved Business Plan or Budget may be revised by the Management Committee from time to time. To the extent such revisions are approved by the Management Committee, the previously approved Business Plan or Budget shall be amended accordingly.

ARTICLE 11

RELATIONSHIP OF JOINT VENTURE PARTICIPANTS AND TAX

11.1

Relationship of Joint Venture Participants

It is agreed that the rights, duties, obligations and liabilities of the Joint Venture Participants under this Agreement shall be several, not joint or collective. It is not the intention of the Joint Venture Participants to create, nor shall this Agreement be deemed or construed to create an association or (except as explicitly provided in this Agreement) a partnership. This Agreement shall not be deemed or construed to authorize any Party to act as an agent, servant or employee for any other Party for any purpose whatsoever except as explicitly set forth in this Agreement. In their relations with each other under this Agreement, the Parties shall not be considered fiduciaries except as expressly provided in this Agreement.

11.2

Income Tax Reporting

Each Joint Venture Participant shall be responsible for reporting and discharging its own tax measured by the profit or income of the Joint Venture. Each Joint Venture Participant shall protect, defend and indemnify each other Joint Venture Participant from any and all loss, cost or liability arising from the indemnifying Joint Venture Participants' failure to report and discharge such tax liabilities or satisfy such obligations. The Joint Venture Participants intend that all income and all tax benefits (including, but not limited to, deductions, depreciation, amortization and credits) with respect to the expenditures made by the Operator on behalf of the Joint Venture Participants will be allocated by the relevant Government tax authorities to the Joint Venture Participants based on the relevant interest of each Joint Venture Participant. If such allocation is not accomplished due to the application of the laws and regulations of the relevant Government or other Government action, the Joint Venture Participants shall attempt to adopt mutually agreeable arrangements that will allow the Parties to achieve the results intended, particularly with respect to the global corporate structure of RSI and Resin Canada. The Operator shall provide each Joint Venture Participant, in a timely manner and at such Joint Venture Participant's sole expense, with such information with respect to Joint Venture Operations as such Joint Venture Participant may reasonably request for preparation of its tax returns or responding to any audit, assessment or other tax proceeding.

ARTICLE 12

CONFIDENTIAL INFORMATION

12.1

Confidential Information

Subject to the provisions of the JVA and this Agreement, the Parties agree that all information and data acquired or obtained by the Operator in respect of Joint Venture Operations shall be kept confidential by the Operator, except disclosure:

(a)

to an Affiliate, provided such Affiliate maintains confidentiality as provided in this Article

11;

(b)

to a Governmental agency or other entity when required by this Agreement or the JVA;

(c)

to the extent such data and information is required to be furnished in compliance with any applicable laws, regulations, or listing agreements, or pursuant to any legal proceedings or because of any order of any court binding upon a Party;

(d)

to prospective or actual contractors, consultants and legal counsel employed by any Party where disclosure of such data or information is essential to such contractor's, consultant's or attorney's work;

(e)

to a bona fide prospective transferee with whom a Party or its Affiliates are conducting bona fide negotiations directed toward a merger, consolidation or the sale of a majority of its or an

Affiliate's shares;

(f)

to a bank or other financial institution to the extent appropriate to a Party arranging for funding;

(g)

to the extent such data and information must be disclosed pursuant to any rules or requirements of any Government or stock exchange having jurisdiction over such Party, or its

Affiliates; provided that if any Party desires to disclose information in an annual or periodic report to its or its Affiliates' shareholders and to the public and such disclosure is not required pursuant to any rules or requirements of any Government or stock exchange, then such Party shall obtain consent from the other Party;

(h)

to its respective employees and contractors for the purposes of Joint Venture Operations,

subject to each Party taking customary precautions to ensure such data and information is kept confidential; and

(i)

of any data or information which, through no fault of a Party, becomes a part of the public domain.

ARTICLE 13

FORCE MAJEURE

13.1

Obligations

If as a result of Force Majeure any Party is rendered unable, wholly or in part, to carry out its obligations under this Agreement, other than the obligation to pay any amounts due or to furnish security, then the obligations of the Party giving such notice, so far as and to the extent that the obligations are affected by such Force Majeure, shall be suspended during the continuance of any inability so caused and for such reasonable period thereafter as may be necessary for the Party to put itself in the same position that it occupied prior to the Force Majeure, but for no longer period. The Party claiming Force Majeure shall notify the other Parties of the Force Majeure within a reasonable time after the occurrence of the facts relied on and shall keep all Parties informed of all significant developments. Such notice shall give reasonably full particulars of the Force Majeure, and also estimate the period of time which the Party will probably require to remedy the Force Majeure. The affected Party shall use all reasonable diligence to remove or overcome the Force Majeure situation as quickly as possible in an economic manner, but shall not be obligated to settle any labor dispute except on terms acceptable to it and all such disputes shall be handled within the sole discretion of the affected Party.

ARTICLE 14

 NOTICES

14.1

Notices

Except as otherwise specifically provided, all notices authorized or required between the Parties by any of the provisions of this Agreement, shall be in writing, and delivered in person or by courier service or by any electronic means of transmitting written communications which provides written confirmation of complete transmission, and addressed to such Parties as designated below. Oral communication does not constitute notice for purposes of this Agreement, and telephone numbers for the Parties are listed below as a matter of convenience only. The originating notice given under any provision of this Agreement shall be deemed delivered only when received by the Party to whom such notice is directed, and the time for such Party to deliver any notice in response to such originating notice shall run from the date the originating notice is received. The second or any responsive notice shall be deemed delivered when received. "Received" for purposes of this Article 13 shall mean actual delivery of the notice to the address of the Party to be notified specified in accordance with this Article 13. Each Party shall have the right to change its address at any time and/or designate that copies of all such notices be directed to another person at another address, by giving written notice thereof to all other Parties.

Notices to Resin Canada:

with a copy by fax or email to:

Resin Systems Inc.

14604 -115A Avenue

 Edmonton, AB T5M 3C4

Attention: Brian Carpenter

Attention:

Fax: (780) 452-8755

Fax;

Telephone: (780) 482-1953

Telephone:

email:

email:

Notices to RSI:

with a copy by fax or email to:

Resin Systems International Ltd.

Resin Systems Inc.

Principal House, #9 Freshwater Bay

St. Michael, Barbados

Attention: Barbara Greenidge

Attention: Greg Pendura

Fax: (246) 424-8125

Fax: (780) 452-8755

Telephone: (246) 230-6868

Telephone: (780) 482-1953

email: rsint@sunbeach.net

email: greg@resinsystemsinc.com

Notices to EPL:

with a copy by fax or email to:

Euro-Projects (LTTC) Ltd.

Shaw House

1-3 Fowke Street

Rowley, Leicestershire, England

LE7 7PJ

Attention: Gerald Boyce

Attention:

Fax: 0 (116) 230-3989

Fax;

Telephone: 0 (116) 237-6693

Telephone:

email: g.boyce@europrojects.co.uk

email:

Notices to Operator:

with a copy by fax or email to:

RS Technologies Inc.

2421 - 37 Avenue N.E.

Calgary, Alberta

T2E 6Y7

Attention: Paul Giannelia

Attention:

Fax:

Fax;

Telephone:

Telephone:

email:

email:

ARTICLE 15

DISPUTE RESOLUTION

15.1

Consultation and Arbitration

All disputes in connection with or in the execution of this Agreement shall attempt to be settled by the Parties through friendly consultations. Where a dispute arises which the Parties are unable to resolve, the disputing Party shall in writing provide sufficient detail as to describe such dispute and provide notice of such dispute to the other Party. The Parties agree that within ten (10) days of receipt of such notice, the Chief Executive Officer of each Party shall meet and confer, either by phone or in person, in a good faith attempt to resolve such dispute. Should the Parties then be unable to resolve any dispute between them, the dispute shall be settled by arbitration, conducted on a confidential basis, under the Province of Alberta Arbitration Act (Chapter A-43 as amended) and the rules of the International Chamber of Commerce. Neither Party shall institute an arbitration proceeding hereunder unless at least sixty (60) days prior thereto such Party shall have furnished to the other written notice according to the terms of Section 13.1 herein.

15.2

Injunctive Relief

No provision of this Article 15 is intended to prevent a Party from seeking injunctive relief as a remedy, or any action necessary to enforce the award of the arbitrators, in a court of competent jurisdiction.

ARTICLE 16

GENERAL PROVISIONS

16.1

Conflicts of Interest

(a)

The Operator undertakes that it shall avoid any conflict of interest between its own interests

(including the interests of Affiliates) and the interests of the other Parties in dealing with .

suppliers, customers and all other organizations or individuals doing or seeking to do business with the Parties in connection with activities contemplated under this Agreement.

(b)

The provisions of the preceding paragraph shall not apply to:

(i)

the Operator's performance which is in accordance with the local preference laws or policies of any Government; or

(ii)

the Operator's acquisition of products or services from its Affiliates, the Joint Venture

Participants or their Affiliates, or the sale thereof to an Affiliate, made in accordance with the terms of this Agreement.

16.2

Waiver

No waiver by any Party of any one or more defaults by another Party in the performance of this Agreement shall operate or be construed as a waiver of any future default or defaults by the same Party, whether of a like or of a different character. Except as expressly provided in this Agreement no Party shall be deemed to have waived, released or modified any of its rights under this Agreement unless such Party has expressly stated, in writing, that it does waive, release or modify such right.

16.3

Severance of Invalid Provisions

If and for so long as any provision of this Agreement shall be deemed to be judged invalid for any reason whatsoever, such invalidity shall not affect the validity or operation of any other provision of this Agreement except only so far as shall be necessary to give effect to the construction of such invalidity, and any such invalid provision shall be deemed severed from this Agreement without affecting the validity of the balance of this Agreement.

16.4

Readings

The topical headings used in this Agreement are for convenience only and shall not be construed as having any substantive significance or as indicating that all of the provisions of this Agreement relating to any topic are to be found in any particular Article.

16.5

Singular and Plural

Reference to the singular includes a reference to the plural and vice versa.

16.6

Gender

Reference to any gender includes a reference to all genders.

16.7

Counterpart Execution

This Agreement is executed in four (4) original counterparts and each such counterpart shall be deemed an original Agreement for all purposes; provided no Party shall be bound to this Agreement unless and until all Parties have executed a counterpart. For purposes of assembling all counterparts into one document, the Operator is authorized to detach the signature page from one or more counterparts and, after signature thereof by the respective Party, attach each signed signature page to a counterpart.

16.8

Entirety

This Agreement is the entire agreement of the Parties with respect to the subject matter contained herein and supersedes all prior understandings and negotiations of the Parties.

16.9

Governing Law

This Agreement shall be governed by and construed in accordance with the laws of Alberta and Canada.

IN WITNESS of their agreement each Party has caused its duly authorized representative to sign this instrument on the date indicated below such representative's signature.

RESIN SYSTEMS INC.

Per:  /s/ ______________________________

RESIN SYSTEMS INTERNATIONAL LTD.

Per: /s/ _______________________________

EURO-PROJECTS (LTTC) LTD.

Per: /s/ _________________________________

RS TECHNOLOGIES INC.

Per: /s/ __________________________________